UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Forgent Networks, Inc.
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Forgent Networks, Inc.
d/b/a Asure Software
108 Wild Basin Road South
Austin, TX  78746

May 12, 2009

To:                              Stockholders of Record of Forgent Networks, Inc. d/b/a Asure Software, as of April 13, 2009 (the “Record Date”)

Re:                               Schedule 13D Filed by Pinnacle Partners, LLC et al on May 4, 2009 - Threatened Proxy Contest

Dear Stockholder:

On May 4, 2009, Mr. David Sandberg filed a Schedule 13D with the Securities and Exchange Commission on behalf of Pinnacle Partners, LLC, Red Oak Partners, LLC, and several other affiliates (collectively, hereafter “Pinnacle”).  In the Schedule 13D, Pinnacle announced its intention to initiate a proxy fight in hopes of voting down the “going private” transaction that is scheduled to be voted on by the stockholders at the upcoming special meeting of the stockholders on June 2, 2009. As detailed in its Proxy Statement, the Company recommends the going private transaction because it should save the Company an estimated $1 million a year in costs, simplify the Company’s operations from a regulatory compliance standpoint, and help the Company achieve profitability sooner.  Because of the importance of the going private transaction to the future of the Company, we believe that it is important for us to provide you some additional background and insight into Pinnacle’s actions so that you can have a clearer understanding of its methods, motivations and possible competing agenda.

The Company has been aware of and in regular contact with Mr. Sandberg since late November 2008.  At that time, Mr. Sandberg first called the Company’s CFO, Mr. Jay Peterson, and advised Mr. Peterson that (i) he was representing major shareholders (ii) he was contemplating a tender offer for a portion of the Company’s shares, and (iii) he considered the Company “an asset play,” which is generally understood to mean that a company would sell its assets, liquidate, and cease to operate as a going concern.  Shortly thereafter, Mr. Sandberg requested a face-to-face meeting with Company management.  As year end schedules were tight, the meeting could not be arranged; however, the Company continued to correspond with Mr. Sandberg by telephone and e-mail. Through December and into January, Mr. Sandberg continued to press Company management for a face-to-face meeting and for details regarding the Company’s expenses, liabilities and assets; this focus being consistent with his earlier characterization of the Company as an “asset play”.  Concurrently, Mr. Sandberg and certain of his affiliates continued to increase their shareholdings in the Company.

Mr. Sandberg responded negatively to the Company’s announcement of its proposed going private transaction on January 29, 2009.  His immediate and strident opposition to the going private transaction was consistent with what one might expect given an “asset play” strategy.  Since then, Mr. Sandberg’s attitude has devolved into open and unrestrained hostility characterized by personal and professional attacks on Company management and the members of the Board.  This unbecoming behavior has now culminated in Mr. Sandberg’s Schedule 13D filing.

As members of the Board, we have certain well recognized and well defined duties to our stockholders.  It is those duties that compel us to write this response.  We see no purpose in engaging in, and thus we will not engage in, a “tit-for-tat” response to Mr. Sandberg’s indictment of the past performance of Company’s management.  Suffice it to say that we firmly believe that his characterizations of management’s past performance are inaccurate, incomplete and wholly unfair.  His assertions and conclusions — apart from being errant and baseless — are born of one who is unencumbered by the fiduciary duties by which your management and the Board are bound, or by any sense of restraint or balance.  He apparently has an agenda that, in his judgment, is best served by maligning current management at all costs, and he is advancing that agenda zealously.

Given the importance of the going private transaction, we do feel that it is important to specifically address and clarify certain aspects of Mr. Sandberg’s arguments against the proposed going private transaction.  In that respect, we would ask you to consider and reflect upon  the following:

1.             Pinnacle has intimated in several places in its Schedule 13D filing that if the going private transaction is approved, the stockholders will be “disabled” in certain respects or possibly “cheated out of” certain rights under Delaware law.  On this point, Pinnacle is at least terribly confused.  Whether the going private transaction is approved or not, the Company will remain a Delaware corporation governed by Delaware law.  No stockholder rights under Delaware law of any consequence to the going private transaction or the proper governance of the Company will be diminished in any respect.   For Pinnacle to suggest otherwise is simply irresponsible.

2.             Pinnacle has stated that the Company should abandon the going private transaction because it believes that “the only shareholders who support Asure’s board and management team are, in fact, Asure’s board and management team.”  Again, Pinnacle is simply wrong. The company is very encouraged with the significant number of positive votes that indicate strong shareholder support.

3.             Pinnacle has stated that the decision to go private is “a substantively poor, imprudent decision”. As the stockholders of the Company, that is exactly what you are being given the opportunity to decide at the upcoming stockholders meeting. The Company has a seasoned, experienced Board and seasoned, experienced management.  The Board and the management, with assistance from highly qualified and experienced professionals, have analyzed this question fully and completely over many months.  In the end, the Board and management have concluded, for all of the reasons set forth in the Proxy Statement, that the going private transaction is unquestionably in the best interest of the Company and its stockholders. Pinnacle simply disagrees; that much is clear. But what is not clear, or defensible, is its reasoning.  Mr. Sandberg’s disapproval of current management aside, he has not raised a single consideration relative to the going private transaction that has not already been fully reviewed and evaluated by the Board.  While the Board appreciates Mr. Sandberg’s interest and activism, the Board is comfortable with its decision to go forward with, and recommends, the going private transaction.

4.             Finally, Pinnacle has stated that the $0.36 per share purchase price to be paid to the stockholders who will be cashed out in the going private transaction represents an excessive premium when compared to the Company’s current stock price.  It has also stated that Company management acknowledged that the premium was excessive. Company management has never characterized the premium as excessive. Company management has only acknowledged that, given the recent decline in the Company’s stock price, if the per share purchase price were to be reset now, it would likely be lower. It should be noted that the Board has previously considered possibly resetting the per share purchase price given the recent decline in the stock price.  In the Board’s judgment, the modest cost savings to be achieved by resetting the per share purchase price now did not justify the additional cost and likely delay in consummating the going private transaction.  Consequently, the Board determined earlier not to reset the per share purchase price and continues to hold that view at this time.

In conclusion, a few things are quite clear:  Mr. Sandberg is obviously hostile toward the current management and is prepared to liberally condemn them whenever and wherever he can; he is opposed to the going private transaction; and, ideally, he would prefer that you, his fellow stockholder, not have the right to vote on the going private transaction.  Each of those positions is being advanced under the guise of protecting your rights as a stockholder and preserving your share value.  We are not persuaded and suggest that you should be wary of Mr. Sandberg’s proposals.  We believe that the Company is addressing Pinnacle’s legitimate concerns; just not in the manner it has suggested. Pinnacle has given us no reason to believe that its approach will result in greater cost savings or lead the Company to profitability any sooner, and we believe that Pinnacle’s approach will possibly result in increased risk to the Company and its stockholders.  In the end, it is far easier to reconcile Mr. Sandberg’s statements and actions with his announced “asset play” strategy than it is to reconcile them with what is in the best interests of the Company and its stockholders.   After due consideration, we hope and trust that you will agree.

Thank you for your consideration.

The Board of Directors of Forgent Networks, Inc.

d/b/a Asure Software

Important Information

Forgent Networks, Inc. filed a definitive Proxy Statement with the Securities and Exchange Commission on April 21, 2009, in connection with Company’s Special Meeting of Stockholders to be held on June 2, 2009. Stockholders are strongly advised to read the Proxy Statement carefully, as it contains important information.  The Company and certain other persons are deemed participants in the solicitation of proxies from stockholders in connection with the Special Meeting of Stockholders. Information concerning such participants is available in the Company’s Proxy Statement.  Stockholders may obtain, free of charge, copies of the Company’s Proxy Statement and any other documents the Company files with or furnishes to the Securities and Exchange Commission in connection with the Special Meeting of Stockholders through the Securities and Exchange Commission’s website at www.sec.gov, through the Company’s website at www.asuresoftware.com.